SciClone Announces Departure of Chief Financial Officer

FOSTER CITY, CA -- 04/04/2008 -- SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced that its Executive Vice President and Chief Financial Officer, Richard Waldron, has communicated his resignation in order to pursue another professional opportunity.

"The experience that Richard has brought to SciClone has been important to the Company and he has been instrumental in many of our efforts over the past several years. We thank him for his contribution to SciClone, and wish him well in his future endeavors," said Friedhelm Blobel, CEO and President.

Mr. Waldron's resignation will be effective as of month's end, although he will remain a Company consultant for at least one year.

The Company will commence a search for a CFO immediately and Dr. Blobel will serve as Acting Chief Financial Officer while the Company conducts the search.

About SciClone

SciClone Pharmaceuticals is a biopharmaceutical company engaged in the development of therapeutics to treat life-threatening diseases. SciClone's lead product ZADAXIN® is currently being evaluated in late-stage clinical trials for the treatment of hepatitis C and malignant melanoma. ZADAXIN is approved for sale in select markets internationally, most notably in China where SciClone has an established sales and marketing operation. A key part of SciClone's strategy is to leverage its advantage and broaden its portfolio in the rapidly growing Chinese market by in-licensing or acquiring the marketing rights to other products, such as DC Bead™. For the U.S. market, SciClone's other clinical-stage drug development candidates are RP101 for the treatment of pancreatic cancer and SCV-07 for the treatment of hepatitis C. For more information about SciClone, visit www.sciclone.com.

Corporate Contact:
Erin Murphy
SciClone Pharmaceuticals, Inc.
650-358-3437